UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.      )

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Andersen Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Combined

Annual Meeting

and

Proxy Statement

2002 and 2003

The combined 2002 and 2003 annual

meeting of the stockholders of

Andersen Group, Inc.

will be held on June 20, 2003

at 11:15 a.m., at Eden Tree Farm,

55 Brookville Road,

Glen Head, New York

Andersen Group, Inc. 405 Park Avenue, Suite 1202 New York, New York 10022

Notice of Combined 2002 and 2003 Annual Meeting of Stockholders To Be Held June 20, 2003

To the Stockholders of Andersen Group, Inc.:

                NOTICE IS HEREBY GIVEN that a Combined 2002 and 2003 Annual Meeting (the "Annual Meeting") of stockholders of Andersen Group, Inc. (the "Company") is to be held on June 20, 2003 at 11:15 a.m., New York City time, at Eden Tree Farm, 55 Brookville Road, Glen Head, New York or at such other time and place to which the Annual Meeting may be adjourned or postponed, for the following purposes:

                1. Election of Directors. The stockholders will be asked to elect a Board of Directors for the ensuing year.

                2. Other Business. If other business is properly raised at the meeting or if we need to adjourn or postpone the meeting, you will vote on these matters too.

                Holders of record of outstanding shares of the Common Stock, $.01 par value, of the Company (the "Common Stock") at the close of business on April 24, 2003 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                Prior to the actual voting thereof, a proxy may be revoked by the person executing such proxy by filing with the Secretary of the Company an instrument of revocation, by a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

Francis E. Baker
Chairman and Secretary

Dated:  May 27, 2003
New York, New York

Andersen Group, Inc. 405 Park Avenue, Suite 1202 New York, New York 10022

Proxy Statement Combined 2002 and 2003 Annual Meeting of Shareholders

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Andersen Group, Inc., a Delaware corporation (the "Company"), of proxies for use at the Combined 2002 and 2003 Annual Meeting of Stockholders of the Company, or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Combined 2002 and 2003 Annual Meeting of Stockholders.  Proxies are being solicited from the holders of the Andersen Group, Inc. Common Stock, $.01 par value (the "Common Stock").

THE ANNUAL MEETING

Time and Place; Purposes

The Annual Meeting will be held on June 20, 2003 at 11:15 a.m., at Eden Tree Farm, 55 Brookville Road, Glen Head, New York.  At the Annual Meeting, stockholders will be asked to consider and vote upon (i) the election of directors for the ensuing year (the "Election of Directors"); and (ii) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The date of this Proxy Statement is May 27, 2003.  The Proxy Statement and the related form of Proxy are first being mailed to holders of the Common Stock on or about May 30, 2003.

Proxies received by the Company in the proper form will be voted at the Annual Meeting, and at any adjournment or postponement thereof, as specified therein by the stockholders executing such proxies.

Voting Rights; Votes Required For Approval

The Board has fixed the close of business on April 24, 2003 (the "Record Date") as the date for the determination of holders of the Common Stock entitled to notice of, and to vote at, the Annual Meeting.  Only holders of record of such shares at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.  As of the Record Date, there were 2,099,908 shares of Common Stock outstanding.  The holders of a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Each share of Common Stock is entitled to one vote on the proposal set forth herein.

Votes are counted by tellers of the Company's transfer agent.  These tellers will canvas the stockholders present at the Annual Meeting, count their votes and count the votes represented by proxies presented. The Election of Directors requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting.

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting either by filing with the Secretary of the Company, Andersen Group, Inc., 405 Park Avenue, Suite 1202, New York, New York 10022, a written revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.  If you abstain from voting in connection with the Election of Directors, such abstention will not be counted as a vote cast and will have no effect on the result of the vote. If you do not give instructions to your broker on how to vote in connection with the Election of Directors, such non-vote will be counted as a vote "FOR" the Election of Directors. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted in the discretion of the proxy holders as to any other matter that may come before the Annual Meeting.

The cost of the solicitation of proxies by the Board from the stockholders will be borne by the Company. Proxies may be solicited by additional mailings or communications, personal interviews and telephone by the directors, officers and employees of the Company, at no additional compensation.  Upon request, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to beneficial owners of each share of Common Stock.

The Company will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means, a copy of the Company's Annual Reports on Form 10-K for each of the fiscal years ended February 28, 2002 and February 28, 2003, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission.  Requests should be directed by mail to Francis E. Baker, Secretary, Andersen Group, Inc., 405 Park Avenue, Suite 1202, New York, New York 10022 or by phoning the Company at (212) 826-8942.

ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting for a term of one year or until their successors shall be elected and qualified.  Unless authority is withheld, it is intended that votes will be cast pursuant to the enclosed proxy for the election of the seven nominees set forth below.  Each of the nominees is presently a member of the Board and has agreed to serve as a director if so elected.  In the event that any of the nominees should become unable or unwilling to serve as a director, a contingency which management has no reason to expect, it is intended, except when authority has been withheld, that the proxy will be voted FOR the election of such person, if any, as shall be designated by the Board.  The names of, and certain information with respect to, the persons nominated for election as directors are as follows:

                OLIVER R. GRACE, JR., age 49, has been a Director of the Company since 1986, President and Chief Executive Officer since 1997, and was Chairman from 1990 to 1997.  He has also been President and a Director of AG Investors, Inc., one of our subsidiaries, since 1992 and a Director of former subsidiary, JM Ney, since February 1997.  Mr. Grace, Jr. is the Chairman of ABC Moscow Broadband Communication Limited ("MBC"), and he also serves on the Board of Directors of ZAO ComCor-TV ("CCTV").  Mr. Grace, Jr. is a General Partner of The Anglo American Security Fund L.P.  Mr. Grace, Jr. is the brother of Director John S. Grace.

                FRANCIS E. BAKER, age 73, has been Chairman and Secretary of the Company since 1997, a Director since 1959, and President and Chief Executive Officer of the Company from 1959 to 1997. Mr. Baker also served as a Director of the Company's former wholly-owned subsidiary, JM Ney.  Mr. Baker is also the President of MBC.  He also serves on the Board of Directors of CCTV.

                PETER N. BENNETT, age 66, has been a Director of the Company since 1992. He is a private investor and financial consultant.

                JOHN S. GRACE, age 45, has been a Director of the Company since 1990.  He is the Chairman of Sterling Grace Corporation, a General Partner of The Anglo American Security Fund L.P.  Mr. Grace has been an employee of the Company since 1992. John S. Grace is the brother of Oliver R. Grace, Jr.

                LOUIS A. LUBRANO, age 69, has been a Director of the Company since 1983.  Mr. Lubrano is currently a Senior Vice President with Gilford Securities, Incorporated, a New York City based brokerage firm.  Mr. Lubrano was formerly with Herzog, Heine, Geduld, Inc. from 1996 to 2001.

                THOMAS MCPARTLAND, age 44, has been a Director of the Company since April 2000. He is the majority stockholder of Convergence Media, Ltd., a consulting and investment company which he founded in October 1994, and  from December 1995 to July 1999, he was  the President and CEO of TCI Music, now known as Liberty Digital.  From January 2001 to date,  Mr. McPartland  has served as  the  Chairman and member of the Board of Directors of Redwood Partners International, a pan-European executive search, strategic and financial consulting company focusing on the technology, media and telecommunications sector.    Mr. McPartland is also a  member of PlantAmerica, Inc.'s  Board of Directors, a post which he has held since January 2001.  PlantAmerica  specializes in providing information resources and related technology solutions for the green industry.

                JAMES J. PINTO, age 52, has been a Director of the Company since 1988.  He is President of the Private Finance Group Corp., a merchant and venture capital firm, a position he has held since 1990.

Our Board of Directors recommends that you vote "FOR" the election of each of the nominees for director.

CORPORATE GOVERNANCE

Meetings of our Board of Directors

During the fiscal years ended February 28, 2002 and February 28, 2003, our Board of Directors held five and thirteen meetings, respectively.  In each of fiscal years 2002 and 2003, all of the directors attended at least seventy-five percent (75%) of the aggregate of the meetings of our Board of Directors and of the meetings of the committees of our Board of Directors on which each served.

Executive Committee

Our Board of Directors has an Executive Committee comprised of Oliver R. Grace, Jr. (Chairman), Francis E. Baker and John S. Grace.  The responsibilities of the Executive Committee include selection of potential nominees for director and the recommendation of nominees to the full Board of Directors, monitoring our management resources, structure, succession planning, development and performance of key executives and review and recommendation of new business opportunities to the entire Board of Directors.  There were no meetings of the Executive Committee during the fiscal years ended February 28, 2002 and February 28, 2003.

Nominating Committee

Our Board of Directors does not have a Nominating Committee.  The Executive Committee considers the qualifications of persons to be recommended to our Board of Directors and to you for election as directors of the Company.  Such recommendations must be accompanied by appropriate background information and documentation.

Audit Committee

During the fiscal years ended February 28, 2002 and February 28, 2003, our Board of Directors' Audit Committee was comprised of Louis A. Lubrano (Chairman), James J. Pinto and Thomas McPartland.  The Audit Committee is primarily concerned with the effectiveness of our audits by our independent certified public accountants.  Among other things, its duties include: recommending the selection of independent certified public accountants; reviewing the scope of the audit to be conducted by them, as well as the results of their audit; reviewing the organization and scope of our internal system of financial controls; evaluating our financial reporting activities (including its Proxy Statement and Annual Report on Form 10-K) and the accounting standards and principles that we follow; and examining other reviews covering compliance by employees with important Company policies.  The Directors who serve on the Audit Committee are all "independent" for the purposes of NASDAQ listing standards.  Our Board of Directors has determined that none of the Audit Committee members have a relationship to the Company that may interfere with their independence from the Company and its management.  Our Board of Directors has adopted a written charter describing the functions of the Audit Committee.  During each of the fiscal years ended February 28, 2002 and February 28, 2003, there were four meetings of the Audit Committee.

Compensation Committee

Our Board of Directors has a Compensation Committee comprised of James J. Pinto (Chairman) and Louis A. Lubrano, each of whom is an independent, non-employee director.  The Compensation Committee reviews and recommends executive compensation, including changes therein, and administers our stock option plans.  There were no meetings of the Compensation Committee during the fiscal year ended February 28, 2002.  There were two meetings of the Compensation Committee during the fiscal year ended February 28, 2003.

Pension Committee

Our Board of Directors also has a Pension Committee.  The Pension Committee is comprised of Francis E. Baker (Chairman) and Oliver R. Grace, Jr.  The Pension Committee monitors the administration of our qualified retirement plans to ensure investment management is consistent with the Pension Committee's objectives.  There were no meetings of the Pension Committee during the fiscal years ended February 28, 2002 and February 28, 2003.

Independent Committee

 Our Board of Directors also has an Independent Committee comprised of Francis E. Baker (Chairman), Louis A. Lubrano and James J. Pinto.  The Independent Committee considers and reviews any and all transactions with our affiliates.  There were no meetings of the Independent Committee during the fiscal years ended February 28, 2002 and February 28, 2003.

Director Compensation

During each of the fiscal years 2002 and 2003, each non-employee director received a fee of $12,000 per year, and $500 plus reimbursement of expenses for each Board of Directors meeting attended.  All non-employee/non-officer directors that serve as a chairman of a committee of our Board of Directors received additional compensation of $2,000 per year.  In addition, during each of the fiscal years 2002 and 2003, Mr. John S. Grace, our employee, received a salary of $15,000; plus $6,000 for Board of Directors fees and $500 for each Board of Directors meeting attended.

Employment Agreements

Ronald N. Cerny had an employment agreement that is contained in a March 7, 1993 letter, as amended on February 23, 1995, and as further amended on March 20, 1995, which among other things, provided for severance pay in the event of involuntary termination for other than cause. In such case, we, at our option, would provide Mr. Cerny with twelve months of notice or salary and fringe benefits, or any combination thereof. The agreement also specified that, in the event of a change of control situation, if Mr. Cerny were to be hired on a full time basis for a period of at least one year by the new owner of the business and his employment was not renewed to Mr. Cerny's satisfaction at the end of the one year period, then Mr. Cerny would be entitled to one year of severance. Under terms of the sale of JM Ney's net assets, in December 2001, Deringer formally notified us that it was not going to hire Mr. Cerny after the closing of the transaction. Accordingly, upon the closing of the Ney-Deringer transaction, we advised Mr. Cerny that his employment with us would terminate on March 25, 2003. In July 2002, we reached an agreement with Mr. Cerny to settle the amount owed pursuant to this agreement.  Under the settlement, Mr. Cerny was paid $299,678 in addition to which payment we agreed to pay Mr. Cerny's health and dental insurance premiums and provide Mr. Cerny with a vehicle for a period of one year.

We have established deferred compensation trusts for the benefit of Francis E. Baker and Oliver R. Grace, Jr.  The investments within the accounts continue to be our assets, subject to the claims of our general creditors until disbursements are made from the accounts for the benefit of either Mr. Baker or Mr. Grace, Jr..  We will receive income tax deductions upon such disbursements.  At February 28, 2002, the trusts held $550,059 and $88,827 for the benefit of Mr. Baker and Mr. Grace, respectively.  At February 28, 2003, the trusts held $440,703 and $89,067 for the benefit of Mr. Baker and Mr. Grace Jr., respectively.

Certain Relationships and Related Transactions

Since July 2000, Francis E. Baker, our Chairman and Secretary, has been compensated directly by MBC in monthly payments at the annual rate of $250,000.

During fiscal years 2002 and 2003, we allocated $125,000 and $0 respectively of expenses, to MBC for administrative services provided by us to MBC.

During the fiscal year ended February 28, 2003, the Company paid Thomas L. Seifert, P.C. a total of $190,000 in legal fees for services provided by Mr. Seifert while he was an employee of entities owned or controlled by Oliver R. Grace, Jr., the Company's CEO and President, or John S. Grace, a Director of the Company. The fees paid were comprised of $25,000 of fees accrued during the fiscal year ended February 28, 2002 relating to the Company's sale of a real estate property, services provided in connection with the sale of JM Ney's operating assets and $50,000 for general legal work and advice. In addition, at February 28, 2003, the Company had accrued $30,000 for unbilled services to this firm.  Thomas L. Seifert, PC has represented to the Company that portions of the fees paid to him as it were in turn paid to certain of these entities that acted as his employer as reimbursement for the compensation paid to their employee. Since June 2002, the Company has provided Thomas L. Seifert, PC office space in corporate headquarters without charge.

Other Related Transactions

During fiscal 2000, Oliver R. Grace, Jr., our President and Chief Executive Officer, extended the Company a $1,000,000 loan for the purpose of increasing our investment in MBC.  This loan, which bore interest at the annual rate of 8.5%, and was secured by a first lien on real estate owned by our wholly-owned subsidiary was paid in full in December 2001 in connection with the sale of our real estate property.  In connection with the loan, Mr. Grace, Jr. also received a warrant to purchase 18,706 shares of our Common Stock at an exercise price of $16.04 per share, which expired in February 2003.

During April 2000, we borrowed an additional $200,000 from Mr. Grace, Jr. in exchange for a 8.5% secured note and a warrant to purchase 5,393 shares of Common Stock at $11.13 per share, which expired in April 2003.  This note was repaid in April 2001.

During fiscal 2002, we paid Mr. Grace, Jr. interest totaling approximately $99,000 pursuant to these loans.

During fiscal 2001 our Chairman and Secretary, Francis E. Baker, was granted a bonus in the form of the forgiveness of $111,743 of a $223,487 unsecured non-interest-bearing note payable from Mr. Baker to us.  In May 2001, Mr. Baker repaid us the remaining $111,744 balance of this note.

Through May 31, 2002, we leased office space from a company owned by Oliver R. Grace, Jr., President and Chief Executive Officer, for which we paid $40,476 and $10,1119 during the fiscal years ended February 28, 2002 and 2003, respectively.  The Company believes that the lease payments made approximate fair market value rates.

 Subsequent Events:  The CCTV and MBC Share Acquisitions

In May 2003, the Company and Asinio Commercial Limited ("Asinio") terminated their agreements which they had entered into in April 2002, as amended in August and September 2002, under which the Company would have acquired 100% of the outstanding stock of CCTV including the exchange of 4,000,000 shares of Company common stock in exchange for the shares of CCTV that were to have been acquired by Asinio from OAOMoskovskayaTelecommunikatsionayaKorporatsiya ("COMCOR").

Concurrent with the termination of the Asinio agreements, on May 23, 2003, the Company entered into agreements with COMCOR pursuant to which the Company will issue 4,220,879 shares of its common stock to COMCOR in exchange for the equity of CCTV to be held by COMCOR, including the equity of CCTV to be acquired by COMCOR in exchange for the extinguishment of approximately $1,380,500 of amounts owed or to be owed to COMCOR from CCTV. Consummation of this transaction is subject to among other things, i) the approval of the Company's stockholders, and ii) the Company's acquisition of substantially all of the shares of MBC's common stock that it does not currently own.

In connection with the agreements, the Company committed to making i) a $3.5 million investment into CCTV within 20 days, ii) a $1.0 million investment in CCTV within 20 days of the closing of the acquisition of the CCTV shares and iii) $1.5 million investment into CCTV at the earlier of the closing of a rights offering or August 31, 2004.  The agreements also provide for an additional  $5,829,000 of capital contributions to CCTV from the Company by March 31, 2005.  To the extent such contributions are not made, then the Company will be obligated to issue up to 477,994 additional shares of its common stock to COMCOR.

Pursuant to the agreements signed, effective April 1, 2003,  COMCOR also agreed to eliminate the fee it charged CCTV for transportation network services that had been charged at the rate of 10% of CCTV's television service revenue. COMCOR also agreed to limit CCTV's payment obligations for the lease of secondary node switching stations to the lesser of i) $350 per secondary node per month and ii) 20% of CCTV's television service revenues, calculated on a cumulative basis beginning January 1,  2003. At May 20, 2003, CCTV was leasing 234 secondary nodes from COMCOR.  CCTV has plans to reduce the use of up to 63 of these nodes within the next six months, and to lease an additional approximately 68 secondary nodes from COMCOR as further build-out of its access network occurs.

Concurrent with the closing of the proposed acquisition of CCTV equity from COMCOR, the Company intends to acquire the 75% of MBC equity that it does not currently own in exchange for 2,250,000 shares of Company common stock. To partially satisfy its additional funding requirements discussed above, after the closing of the acquisition, the Company intends to contribute approximately $1,250,000 to CCTV comprised of MBC's loans and advances to CCTV, 4,402 shares of the stock of the Institute for Automated Systems and the extinguishment of a $138,144 liability of CCTV through the planned issuance of approximately 33,427 shares of the Company's common stock. Such contribution would reduce the number of shares of the Company's common stock that the Company would be obligated to issue to COMCOR, in the absence of any other  qualifying contributions made by the Company to CCTV, from 477,994 to 374,941.

REPORT OF THE AUDIT COMMITTEE

In the performance of our oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements for each of the fiscal years ended February 28, 2002 and February 28, 2003.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as may be modified or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the independent auditors' independence.

Based on the reviews and discussions referred to above, in reliance on management and the independent auditors, and subject to the limitations of our role, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Reports on Form 10-K for each of the fiscal years ended February 28, 2002 and February 28, 2003.

The foregoing report has been
approved by all of the members
of the Audit Committee

Louis A. Lubrano

James J. Pinto

Thomas McPartland

EXECUTIVE COMPENSATION

The following information is provided regarding the annual and long-term compensation paid or to be paid to our Chief Executive Officer and our three other most highly compensated executive officers with respect to the fiscal years 2003, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

					Long Term
					Compensation Awards
		Annual Compensation			Securities
					Underlying	All Other
Name and	Fiscal	Salary	(1)	Bonus	Options/Sars	Compensation (4)
Principal Position	Year	($)		($)	(#)	($)

Oliver R. Grace, Jr.	2003	100,000		100,000	-	5,231
President and Chief Executive Officer	2002	103,846		-	-	3,154
	2001	95,077		-	-	2,971
	2000	60,446		-	-	2,017

Francis E. Baker	2003	250,000	(2)	-	-	-
Chairman and Secretary	2002	250,000	(2)	-	-	-
	2001	187,428	(2)	-	-	111,743
	2000	98,000		-	-	-

Ronald N. Cerny	2003	42,946	(3)	-	-	426,457
President, JM Ney	2002	193,777		-	-	5,250
	2001	186,024		-	-	5,319
	2000	171,473		-	-	5,030

Andrew M. O'Shea	2003	164,743		50,000	-	53,210
Chief Financial Officer	2002	155,231		-	-	4,868
	2001	132,051		25,000	-	4,044
	2000	120,513		10,000	-	3,959

(1)     Includes amounts of compensation deferred by the employee pursuant to our 401(k) plan.

(2)     Since July 2001, Mr. Baker has been compensated by MBC as a non-employee officer, prior to which he was a non-employee officer of the Company.  During fiscal years 2003 and 2002, all indicated compensation to Mr. Baker was paid by MBC.  For fiscal 2001, the amount presented includes $45,000 paid by the Company and $142,428 paid by MBC.

(3)     Mr. Cerny's employment with JM Ney terminated by agreement effective May 31, 2002.

(4)     For Mr. Grace, Jr. this amount consists of contributions made by the Company in respect of its 401(k) plan.  For Mr. Cerny, the 2003 amount consists of $122,140 paid for the repurchase of JM Ney incentive stock options, $299,678 paid pursuant to a severance settlement agreement and $4,639 of contributions made by the Company in respect of its 401(k) plan.  For Mr. O'Shea, the 2003 amount consists of $48,200 paid for the repurchase of JM Ney incentive stock options and $5,010 of contributions made by the Company in respect of its 401(k) plan.

AGGREGATED OPTION/SAR EXERCISES IN LAST TWO FISCAL YEARS
AND FISCAL YEAR END OPTION/SAR VALUES

Fiscal year ended February 28, 2002

    Neither we nor JM Ney issued any stock options to any of the named executives during the fiscal year ended February 28, 2002.

The following table sets forth certain information with respect to options/SARs exercised during fiscal year 2002 by the individuals named in the Summary Compensation Table and unexercised options to purchase Common Stock granted under the 1990 Incentive Stock Option Plan to the individuals named in the Summary Compensation Table.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End($) Exercisable/ Unexercisable

Oliver R. Grace Jr.	-	-	7,500/0	$31,706/$0
Francis E. Baker	-	-	20,000/0	$35,800/$0
Ronald N. Cerny	-	-	5,000/0	$8,950/$0
Andrew M. O'Shea	-	-	0/0	$0/$0

Fiscal year ended February 28, 2003

Neither we nor JM Ney issued any stock options to any of the named executives during the fiscal year ended February 28, 2003.

The following table sets forth certain information with respect to options/SARs exercised during fiscal year 2003 by the individuals named in the Summary Compensation Table and unexercised options to purchase Common Stock granted under the 1990 Incentive Stock Option Plan to the individuals named in the Summary Compensation Table.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(#) Exercisable/ Unexercisable	Value of Unexercised In-the- Money Options/SARs at Fiscal Year End($) Exercisable/ Unexercisable

Oliver R. Grace, Jr.	-	-	7,500/0	$0/$0
Francis E. Baker	-	-	20,000/0	$0/$0
Ronald N. Cerny	5,000	$40,800	0/0	$0/$0
Andrew M. O'Shea	-	-	0/0	$0/$0

BOARD COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the Company's senior executive officers.  The Compensation Committee's determination on compensation of the Company's Chief Executive Officer and other executive officers is reviewed with and approved by the entire Board.

For the fiscal years 2002 and 2003, the Compensation Committee of the Board was comprised of Messrs. James J. Pinto and Louis A. Lubrano, independent directors.

The fiscal years 2002 and 2003 base pay of each of the Company's executive officers were determined on the basis of the individual's responsibilities and performance and a comparison with salaries paid by competitors of the Company.  The bonus component of executive compensation is directly related to corporate and business unit performance. The Compensation Committee's overall policy regarding compensation of the Company's executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability in key positions that recognize individual performance and the Company's performance relative to the performance of other companies of comparable size, complexity and quality, and that support both the short-term and long-term goals of the Company.  The executive compensation program includes elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management.

Compensation paid to the Company's executive officers for fiscal years 2002 and  2003 consisted primarily of salary, bonus and contributions made by the Company in respect of its 401(k) Plan.

For fiscal 2002 and 2003, the Compensation Committee established the compensation of Oliver R. Grace, Jr., the President and Chief Executive Officer of the Company, using the same criteria used to determine compensation for other executive officers.

For fiscal 2002 and 2003, the Compensation Committee did not establish the compensation of Francis E. Baker, the Company's non-employee Chairman and Secretary. Since July 2000, Mr. Baker has been compensated directly by MBC in monthly payments at the annual rate of $250,000.

It is the opinion of the Compensation Committee that the aforementioned compensation structures provide features which properly align the Company's executive compensation with corporate performance and interests of its stockholders and which offer competitive opportunities in the marketplace.

Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million which is not performance based are disallowed for publicly traded companies.  The Compensation Committee has determined that it is unnecessary at this time to seek to qualify the components of its compensation program within the meaning of Section 162(m) of the Internal Revenue Code.

                                                                The foregoing report has been
                                                                approved by all members of the
                                                Compensation Committee

James J. Pinto, Chairman

Louis A. Lubrano

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, nor does any executive officer of the Company serve as an officer, director or member of a compensation committee of any entity whose executive officer or director is a director of the Company.

Performance Graphs

The following graphs compare the performance of the Common Stock for the periods indicated with the performance of the NASDAQ Composite Stock Index (the "NASDAQ Composite") and the performance of the NASDAQ Industrial Composite Stock Index (the "Peer Group").  The comparative five-year total returns assume $100 investments made on each of February 28, 1997 and February 28, 1998, respectively, with dividends reinvested.  The stockholder returns shown for the Company ("AGI") on the following is not necessarily indicative of future stock performance.

Comparative Five-Year Total Returns
 Andersen Group, Inc., NASDAQ Composite and Peer Group
(Performance results through February 28, 2002)

1997	1998	1999	2000	2001	2002
$100.00	$106.91	$72.73	$311.36	$144.33	$146.18
$100.00	$135.26	$174.79	$358.80	$164.39	$132.28
$100.00	$119.53	$118.90	$239.26	$124.76	$117.49

Comparative Five-Year Total Returns
Andersen Group, Inc., NASDAQ Composite and Peer Group
(Performance results through February 28, 2003)

1998	1999	2000	2001	2002	2003
$100.00	$ 68.03	$291.24	$135.00	$136.73	$62.93
$100.00	$129.23	$265.27	$121.54	$ 97.80	$75.54
$100.00	$ 99.48	$200.17	$104.38	$ 98.30	$76.54

Pension Benefits

The following table sets forth the estimated aggregate annual benefit payable upon retirement or at normal retirement age for each level of remuneration specified at the listed years of service in accordance with our defined benefit plan.  The pension benefits are based on calendar year earnings and are payable in the form of a life annuity.  For calendar years 2001 and 2002, the maximum annual compensation limits for determining pension benefits were $170,000 and $200,000, respectively.

Pension Plan Table
Years of Service

Remuneration	5	10	15	20	25	30
$100,000	$ 4,300	$ 8,600	$12,900	$17,200	$21,500	$25,800
125,000	5,863	11,725	17,588	23,450	29,313	33,175
150,000	7,425	14,850	22,275	29,700	37,125	44,550
200,000	10,550	21,100	31,650	42,200	52,750	63,300

An individual's pension benefits are equal to the greater of the following two calculations: (A) .75% of final average earnings (average annual earnings for the five consecutive years of highest earnings in the employee's last 10 years of employment), plus .50% of final average earnings in excess of covered compensation (covered compensation equals the average of the Social Security wage base for the individual based upon his/her age) multiplied by the employee's years of service as a qualified employee (up to a maximum of 40 years), or (B) the sum of the individual's accrued pension benefit at December 31, 1993 calculated pursuant to (A) plus the individual's average compensation for the years since December 31, 1993 (average compensation equals the highest average annual earnings for the five consecutive years since December 31, 1993, up to a maximum, which for calendar year 2001 was $170,000) multiplied by the percentages in (A), multiplied by the number of years of service since December 31, 1993. Pension benefits payable upon retirement are increased by a late retirement factor due to the delay in receipt of benefits if the employee continues to work after attaining the age of 65.

Pension benefits are not reduced on account of social security benefits received by the employee.  Average earnings is the sum of the amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table.  For purposes of the Pension Plan Table, the amount used for covered compensation is for an individual born in 1957, which is roughly representative for the individuals named in the Summary Compensation Table.  The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes under the Table: Mr. Grace, Jr. 11 years; Mr. Cerny 9 years; and Mr. O'Shea 7 years. Mr. Baker's pension benefits were computed in accordance with (B) of the above formula and were enhanced by the late retirement factor pursuant to the Plan.  The estimated aggregate annual benefit being paid to Mr. Baker from the Company's defined benefit pension plan is $29,913.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and related rules of the Securities and Exchange Commission (the "SEC") require our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Related rules of the SEC also require such persons to furnish us with copies of all reports filed pursuant to Section 16(a) of the Exchange Act.  Ronald N. Cerny, former President of JM Ney, made a late filing with the SEC on May 9, 2002 on a Form 4 filed in connection with the exercise of incentive stock options on March 26, 2002.  Based solely on our review of the copies of the reports received or written representations from certain reporting persons, we believe that all other  Section 16(a) filing requirements applicable to its directors, officers and stockholders owning more than 10% of the Common Stock were complied with during the fiscal years ended February 28, 2002 and February 28, 2003.

PRINCIPAL STOCKHOLDERS AND SECURITY
OWNERSHIP OF MANAGEMENT OF THE COMPANY

The following tables set forth information regarding the beneficial ownership of Common Stock, as of April 16, 2003 by each director, by each of our named executive officers described in "Executive Compensation", by persons who beneficially own 5% or more of the outstanding shares of Common Stock, and by all our directors and executive officers as a group.  The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act.  It does not constitute an admission of beneficial ownership for any other purpose.

Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner Officers and Directors	Common Stock	Exercise of Options/ Warrants	Conversion of Preferred Stock and 10½% Debentures	Total	Percent of Class	Preferred Stock	Percent of Class

Francis E. Baker(1) 8356 Sego Lane, Vero Beach, FL	103,301	20,000	2,411	125,712	6.0	-	-
Oliver R. Grace, Jr. (2) 55 Brookville Road, Glen Head, NY	329,174	7,500	79,488	416,162	19.1	12,863	6.8
John S. Grace(3) 55 Brookville Road, Glen Head, NY	92,423	6,000	98,783	197,206	9.0	32,571	17.3
Peter N. Bennett(4) 6 Battersea High St. London SW11 3RA, England	-	3,000	85,409	88,409	4.0	43,935	23.4
Louis A. Lubrano(5)	-	6,000	-	6,000	*	-	-
James J. Pinto(6)	53,515	6,000	185	59,700	2.8	-	-
Thomas McPartland(7)	-	20,000	-	20,000	*	-	-
Andrew M. O'Shea(8)	8,552	-	-	8,552	*	-	-
All directors and executive officers as a group (8 persons, 3 of whom hold Preferred Stock)(9)	596,177	92,599	246,742	900,898	37.5	89,369	47.5
17
5% Stockholders

Estate of Oliver R. Grace, Sr. (10) c/o Lorraine G. Grace, Executrix 55 Brookville Road, Glen Head, NY	156,360	-	-	156,360	7.5	-	-
Lorraine G. Grace(11) 55 Brookville Road, Glen Head, NY	227,085	-	8,596	234,196	11.1	-	-
The Bank of Butterfield(12) Rose Bank Centre 14 Bermudiana Road Hamilton, Bermuda	294,544	-	32,782	327,325	15.3	16,683	9.0
Rachel Belash(13) 46 Comina Costadino Santa Fe, NM	133,220	-	-	133,220	6.3	-	-
West Corporation (14) Exchange House P.O. Box 16, 54-58 Athol St Douglas, Isle of Man	126,710	-	5,751	132,461	6.3	-	-
Grace & White, Inc.(15) 515 Madison Avenue, Ste 1700, New York, NY	486,396	-	-	486,396	23.2	-	-

*Represents less than one percent (1%) of the Common Stock.

(1)            Francis E. Baker has beneficial ownership of an aggregate of 125,712 shares of Common Stock and no shares of Preferred Stock.  Within Common Stock held amount are 44,401 shares which are owned by Mr. Baker directly and 58,900 shares with respect to which Mr. Baker has shared voting power as co-trustee under the Oliver R. Grace Grandchildren Trust U/R dated December 27, 1976.  The 2,411 conversion shares represent shares owned by virtue of the trust's ability to convert $39,000 principal amount of our Debentures to Common Stock within a 60-day period. Mr. Baker also holds options to acquire 20,000 shares of Common Stock within a 60-day period.   Mr. Baker disclaims beneficial ownership of such shares held in trust.

(2)            Oliver R. Grace, Jr. has beneficial ownership of an aggregate of 416,162 shares of Common Stock and 12,863 shares of Preferred Stock.  Within the Common Stock held amount, 28,700 shares are held directly; 37,000 shares are held by a corporation owned by members of Mr. Grace's family; 94,556 shares are held in an individual retirement account for the benefit of Mr. Grace; 168,438 shares are held by trusts for which Mr. Grace is a possible beneficiary, and 480 shares are held by Mr. Grace's spouse.  Mr. Grace also has beneficial ownership of 79,488 shares of Common Stock based upon the assumed conversion of 12,863 shares of Preferred Stock into 25,005 shares of Common Stock, and the conversion of $881,000 principal amount of Debentures into 54,483 shares of Common Stock.  Of the 12,863 shares of Preferred Stock, 6,000 shares are held in accounts for the benefit of Mr. Grace's children, of which he is the custodian; and 6,863 shares are held by trusts of which Mr. Grace is a possible beneficiary.  Of the $881,000 principal amount of Debentures, $312,000 are held directly by Mr. Grace; $29,000 are held in an individual retirement account for the benefit of Mr. Grace; $57,000 are held by Mr. Grace's spouse and $483,000 are held by The Anglo American Security Funds L.P., of which Mr. Grace is a general partner.  Mr. Grace also holds stock options to acquire an additional 7,500 shares of Common Stock which may be issued to him within a 60-day period.    Mr. Grace, Jr. disclaims beneficial ownership of all shares owned by his spouse, by him as trustee for the benefit of family members, by his children, and by The Anglo American Security Fund, L.P. described herein.

(3)            John S. Grace has beneficial ownership of 197,206 shares of Common Stock and 32,571 shares of Preferred Stock.  Within the Common Stock held amount, 15,850 shares are owned by Mr. Grace directly; 9,055 shares are held in an individual retirement account for Mr. Grace's benefit; 3,237 shares are held in trust for Mr. Grace's benefit and 64,281 shares are held by trusts for which Mr. Grace is a possible beneficiary.  Mr. Grace also has beneficial ownership of 98,783 shares of Common Stock based upon the assumed conversion of 32,571 shares of Preferred Stock into 63,318 shares of Common Stock, and the conversion of $573,472 principal amount of Debentures into 35,465 shares of Common Stock.  Of the 32,571 shares of Preferred Stock, 22,571 shares are held by Sterling Grace Capital Management, LP, for which Mr. Grace is the Chairman of the general partnership, and 10,000 shares are held by trusts for which Mr. Grace is a possible beneficiary.  Of the $573,472 principal amount of Debentures, $14,000 are held by Mr. Grace directly; $15,000 are held by a corporation of which Mr. Grace's spouse is the sole stockholder; $483,000 is held by The Anglo-American Security Fund, L.P., of which Mr. Grace is a general partner, $46,000 is held in a trust for Mr. Grace's benefit and $15,472 are held by trusts for Mr. Grace's possible benefit.  Mr. Grace also holds stock options to acquire an additional 6,000 shares of Common Stock.  Mr. Grace disclaims beneficial ownership of all shares held by trustees for the benefit of members of his family and The Anglo American Security Fund L.P.

(4)            Peter N. Bennett has beneficial ownership of 88,409 shares of Common Stock and 43,935 shares of Preferred Stock.    The figure set forth in the table includes shares held by virtue of the ability of Mr. Bennett to convert 43,935 shares of the Preferred Stock to 85,409 shares of Common Stock within a 60-day period.  Also included in the figure set forth in the table are 3,000 shares of Common Stock which may be issued to Mr. Bennett within 60 days hereof upon the exercise of his existing exercisable stock options.

(5)            Louis A. Lubrano has beneficial ownership of 6,000 shares of Common Stock and no shares of Preferred Stock.  Mr. Lubrano's ownership is represented by stock options to acquire 6,000 shares of Common Stock within a 60-day period.

(6)            James J. Pinto has beneficial ownership of 59,700 shares of Common Stock and no shares of Preferred Stock.  Of the Common Stock amount, 53,515 shares are held directly and 185 shares are beneficially owned by virtue of Mr. Pinto's ability to convert $3,000 principal amount of the Debentures to Common Stock.  Also included in the figure set forth in the table are stock options to acquire 6,000 shares of Common Stock within a 60-day period.

(7)            Thomas McPartland holds non-qualified stock options to acquire 20,000 shares of Common Stock within a 60-day period.

(8)            Andrew M. O'Shea has beneficial ownership of 8,552 shares of Common Stock and no shares of Preferred Stock.  Of the Common Stock amount, 7,700 shares are held directly, and an estimated 852 shares are held in our 401(k) Plan by virtue of Mr. O'Shea's holdings of units of a Company stock fund within the Plan.

(9)            These totals exclude any beneficial ownership of Common Stock that may be held as of April 16, 2003 by Ronald N. Cerny who is listed as a named officer described in "Executive Compensation" but who, effective May 30, 2003, is no longer employed by the Company.

(10)            The Estate of Oliver R. Grace, Sr., c/o Lorraine G. Grace, Executrix, has direct beneficial ownership of an aggregate of 156,360 shares of Common Stock and no shares of Preferred Stock.

(11)         Lorraine G. Grace has beneficial ownership of 234,196 shares of Common Stock and no shares of Preferred Stock.  Of the Common Stock amount, 13,638 shares are held by Mrs. Grace directly; 57,807 shares are held by a trust of which Mrs. Grace is the beneficiary, and 156,360 shares are held by virtue of Mrs. Grace's appointment as Executrix of the Estate of Oliver R. Grace, Sr.  Mrs. Grace also has beneficial ownership of 7,111 by virtue of her ability to convert $115,000 principal amount of the Debentures to Common Stock within a 60-day period.  Lorraine G. Grace is the mother of Directors Oliver R. Grace, Jr. and John S. Grace.

(12)         The Bank of Butterfield (the "Bank") has beneficial ownership of an aggregate 327,326 shares of Common Stock and 16,863 shares of Preferred Stock as trustee of various trusts.  Of the Common Stock amount, 294,544 shares are held directly and 32,781 shares are held by virtue of the Bank's ability, as trustee, to convert 16,863 shares of the Preferred Stock to Common Stock within a 60-day period.

(13)         Rachel Belash reported her holdings as of October 12, 2001 in a Schedule 13G filed on April 9, 2002.

(14)         The West Corporation ("West Corp.") has beneficial ownership of an aggregate of 132,461 shares of Common Stock, as trustee of various trusts, and no shares of Preferred Stock.  Of the Common Stock amount 126,710 shares are held directly and 5,751 shares by virtue of the ability of West Corp. to convert $93,000 principal amount of the Debentures to Common Stock within a 60-day period.

(15)         Grace & White reported having sole disposition power with respect to 486,396 shares of common stock.  Within its holdings, 13,638 shares are held for the benefit of Lorraine Grace; 57,807 shares are held in a trust for the benefit of Lorraine Grace; 156,360 shares are held in trust for the Estate of Oliver R. Grace, Sr., of which Lorraine Grace is the Executrix; 188,535 shares are held in various trusts at the Bank of Butterfield and West Corp.; 58,900 shares are held in a trust for which Francis E. Baker has voting power as co-trustee; and 11,156 shares are held for persons unaffiliated with the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP is our independent accounting firm, and has been since January 2001.

In January 2001, our former auditors, Deloitte & Touche LLP were dismissed by the Company for the fiscal year ended February 28, 2001. Deloitte & Touche LLP rendered an unqualified opinion with respect to our consolidated financial statements for all the years covered by their reports up until the time of their dismissal. The dismissal of Deloitte & Touche LLP was approved by the Audit Committee of our Board of Directors, and later ratified by the entire Board of Directors.

During the fiscal years ended February 28, 1999 and February 29, 2000, and the interim period from February 29, 2000 through January 11, 2001, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or procedures, financial statement disclosures or auditing scope or procedures.

Effective January 11, 2001, upon recommendation of the Audit Committee of our Board of Directors, the firm of PricewaterhouseCoopers LLP, 100 Pearl Street, Hartford, Connecticut 06103 was retained to perform an examination on and render an opinion with respect to our consolidated financial statements as of and for the year ended February 28, 2001. During the prior two fiscal years, we did not consult with PricewaterhouseCoopers LLP regarding the application of accounting principles, or the type of audit opinion that might be rendered on our financial statements. Furthermore, no written report or oral advice was provided by PricewaterhouseCoopers LLP that was an important factor in reaching a decision as to an accountant, auditor or financial report issue. PricewaterhouseCoopers LLP was not consulted on any matter which would be viewed as being the subject of a disagreement or reportable event.

Representatives of PricewaterhouseCoopers LLP will not be present at the Annual Meeting.

Audit Fees

The following table sets forth the fees incurred by the Company for the services of PricewaterhouseCoopers, LLP and Deloitte & Touche LLP during the fiscal years ended February 28, 2003 and February 28, 2002:

	2003	2002

Pricewaterhouse Coopers, LLP:
Audit fees	$120,200	$119,650
Audit related fees	140,200	144,250
Tax Fees	32,700	38,300
	$293,100	$302,200

Deloitte & Touche LLP:
Audit fees	$ -	$ 15,000
Audit-related fees	10,000	-
	$10,000	$15,000

Audit fees consist of service rendered to the Company, its subsidiaries and MBC for the audits of the Company's and MBC's annual financial statements, review of the Company's quarterly financial statements, consents, assistance with and review of documents filed with the Securities and Exchange Commission, comfort letters and statutory audits.

Audit related fees consist of  due diligence and related services on acquisitions, divestitures, employee benefit plan audits and accounting consultations.  The Company has included assistance received on the accounting disclosures relating to its sale of JM Ney's operating assets and its proposed acquisition of CCTV within Audit Related fees.

Tax fees consist of tax compliance, tax consultations, tax examination assistance and tax preparation.

The Company did not incur Other Fees for financial information systems design and implementation services from its independent accountants in the most recent two fiscal years.

STOCKHOLDER PROPOSALS

We received no stockholder proposals during either fiscal 2002 or 2003.

In order to be considered for inclusion in the Proxy Statement relating to the 2004 Annual Meeting of Stockholders, we must receive any proposal by a record holder of Common Stock, or a record holder of the Company's Series A Preferred Stock ("Preferred Stock") pursuant to the terms of the Preferred Stock, at our principal offices on or before January 31, 2004.  A proponent of such a proposal must comply with the proxy rules under the Exchange Act.

FORWARD-LOOKING INFORMATION

This Proxy Statement includes statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to consummate the MBC Share Acquisition and the CCTV Share Acquisition. Forward-looking statements also include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "plans," "anticipates," "estimates," "expects" or similar expressions.  In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors and the industry in which we do business, among other things.  These statements are not guarantees of future performance and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements include the risks described in our Annual Report on Form 10-K for the year ended February 28, 2003 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors and Management do not intend to present and have not been informed that any other person intends to present any matter for action at the Annual Meeting other than as discussed in this Proxy Statement.  If any other matters properly come before the meeting, it is intended that the holders of the proxy will act in accordance with their best judgment.

AVAILABLE INFORMATION

Included with the mailing of this Proxy Statement are our Annual Reports for the fiscal years ended February 28, 2002 and February 28, 2003, which includes our Annual Report on Form 10-K each of these respective fiscal years which form a part of this Proxy Statement..

We are subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder and in accordance therewith we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information that we file may be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically.

ANDERSEN GROUP, INC

Francis E. Baker
Secretary
May 27, 2003

ANDERSEN GROUP, INC.

2002 AND 2003 COMBINED ANNUAL MEETING
OF STOCKHOLDERS JUNE 20, 2003

THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

The undersigned hereby appoints Francis E. Baker and Andrew M. O'Shea, and each of them, proxies, with full power of substitution, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Andersen Group, Inc., which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at Eden Tree Farm, 55 Brookville Road, Glen Head, New York, New York on June 20, 2003, at 11:15 a.m. New York City time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

1.   ELECTION OF ALL DIRECTORS

FOR                                            WITHHOLD ALL                                     FOR ALL EXCEPT
                                                                                                                                   AS NOTED BELOW

PLEASE WRITE IN THE NAME OF ANY DIRECTOR NOMINEE FOR WHOM YOU WISH TO WITHHOLD YOUR VOTE.

WITHHELD: __________________________________

Oliver R. Grace, Jr., Francis E. Baker, Peter N. Bennett, John S. Grace, Louis A. Lubrano, Thomas McPartland, James J. Pinto

2.   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THIS MEETING.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, THEY WILL BE COUNTED AS A VOTE FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

PLEASE MARK, SIGN AND DATE THE REVERSE SIDE AND
RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

Please sign EXACTLY as your name appears hereon.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.  If there is more than one trustee, all should sign. If shares are held jointly, both owners must sign.

DATED: _________________, 2003        ________________________________________
                                                                                                                                        SIGNATURE

                                                                                   ________________________________________
                                                                                                SIGNATURE IF HELD JOINTLY

PLEASE VOTE, SIGN, DATE, AND
RETURN THE PROXY CARD USING
THE ENCLOSED ENVELOPE